ThermoEnergy Corporation

Executive Employment Agreement

AGREEMENT, dated the 10th day of December 2012, by and between ThermoEnergy Corporation, a Delaware corporation (together with all of its subsidiaries, the “Company”) and James F. Wood (the “Executive”).

WHEREAS, the Company desires to engage the services of the Executive as President and Chief Executive Officer of the Company on the terms herein set forth and the Executive is willing to be employed by the Company in such capacities on such terms;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

ARTICLE I

EMPLOYMENT DUTIES AND BENEFITS

Section 1.1 Employment. The Company hereby employs the Executive as President and Chief Executive Officer as of January 2, 2013 (the “Commencement Date”). The Executive accepts such employment and agrees to perform the duties and responsibilities assigned to him pursuant to this Agreement.

Section 1.2 Duties and Responsibilities. The Executive shall perform such lawful duties and have such responsibilities as are customarily associated with the office in which he is employed. In addition thereto, the Executive shall undertake such duties as may reasonably be assigned to him from time to time by the Board of Directors of the Company (the “Board of Directors”). The Executive will serve as a member of the Board of Directors. The Executive shall devote his full professional time and attention to the business of the Company and shall not be engaged in any other business activity; provided, however, that the Executive may serve as a Trustee of Clarkson University and, with the prior consent of the Board of Directors (which consent shall not be unreasonably withheld), engage in other activities, so long as such activities do not materially interfere with the Executive’s performance of his responsibilities as Chief Executive Officer of the Company. The Executive’s service on governmental commissions and advisory boards and his testimony before Congressional committees or regulatory bodies shall not require the consent of the Board of Directors.

Section 1.3 Office Facilities. The Company will provide to the Executive an appropriate office, which shall be located at the Company’s principal executive offices in Worcester, Massachusetts.

ARTICLE II

COMPENSATION and benefits

Section 2.1 Base Salary. The Company shall pay to the Executive a salary of $230,000 (the “Base Salary”) payable in equal installments in accordance with the Company’s payroll and withholding policies. The Base Salary shall be reviewed annually and shall be subject to adjustment from time to time to reflect the Executive’s performance of his responsibilities hereunder, employment market conditions, the Company’s financial condition and such other factors as the Compensation Committee of the Board of Directors (the “Compensation Committee”) deems relevant. The Base Salary shall not be decreased without the consent of the Executive.

Section 2.2 Relocation Expenses. The Company will reimburse the Executive (i) for up to $5,000 for moving and other reasonable relocation expenses and (ii) for up to $3,000 per week for temporary lodging expenses reasonably incurred by the Executive during the six-week period commencing on the Commencement Date.

Section 2.3 Performance Bonus. In addition to the Base Salary, the Executive shall be eligible to receive performance bonuses, from time to time, in accordance with incentive compensation arrangements to be established by the Compensation Committee in consultation with the Executive. Such performance bonuses shall be payable in cash, in shares of the Company’s Common Stock, in options to purchase shares of the Company’s Common Stock, or in a combination thereof, at the discretion of the Compensation Committee; provided, however, that, except under extraordinary circumstances, the Company will not pay performance bonuses in cash until such time as the Company’s business operations are cash flow positive.

Section 2.4 Expense Reimbursement. The Company will, in accordance with the Company’s general policies with respect to business expenses, reimburse the Executive for all expenses (including travel and lodging) reasonably incurred by the Executive in the performance of this duties under this Agreement.

Section 2.5 Benefit Plans. From and after the date of this Agreement, the Executive shall be entitled to receive, during the term of the Executive’s employment and at the expense of the Company, health insurance for himself and his family and to participate in any and all other benefit plans (including life and disability insurance plans and retirement programs) provided generally to executive employees of the Company.

Section 2.6 Equity Incentive. Effective as of the date of this Agreement, the Executive shall be granted a stock option for the purchase of 13,750,000 shares of the Company’s common stock at an exercise price per share equal to the closing price of a share of such common stock in the over-the-counter market on the trading day immediately preceding the Commencement Date (the “Stock Option”). The Stock Option shall have a term of ten years, subject to the Executive’s continued employment by the Company, and will include a net surrender cashless exercise provision. To the extent that the Stock Option may be treated as an Incentive Stock Option (an “ISO”) under the Internal Revenue Code and the Treasury Regulations promulgated thereunder (the “ISO Rules”), the Stock Option shall be granted under the Company’s 2008 Incentive Stock Plan (the “Plan”). The right to exercise the Stock Option shall vest, with respect to 859,375 shares, on March 31, 2013 and thereafter, with respect to an additional 859,375 shares on the last day of each subsequent calendar quarter through and including December 31, 2016, subject to the Executive’s continued employment by the Company; provided, however, that if, prior to December 31, 2016, the Executive’s employment is terminated other than by the Company for Cause (as such term is defined in Section 3.2 below) or by the Executive without Good Reason (as such term is defined in Section 3.2 below) within ninety days after a Change of Control, then, effective as of the date on which the Executive’s employment is terminated, the Stock Option shall vest with respect to fifty percent (50%) of the shares that were unvested on the date of the Change of Control. Except to the extent that the Plan or the ISO Rules limit the right to exercise the ISO portion of the Stock Option following termination of the Executive’s employment, the vested portion of the Stock Option may be exercised at any time prior to the tenth anniversary of the date of this Agreement, notwithstanding the earlier termination of the Executive’s employment. As used herein, the term “Change of Control” shall mean any of the following: (i) the completion by the Company of a reorganization, merger, consolidation, share exchange, or a sale, lease, exchange or other disposition of all or substantially all of the Company’s assets, unless immediately following such transaction the holders of the Company’s voting stock immediately prior to the transaction own voting securities representing a majority of the votes entitled to be cast for the election of directors of the successor entity; (ii) the acquisition, after the date of this Agreement, by any person or “group” (as defined under the federal securities laws) of “beneficial ownership” (as defined under the federal securities laws) of a majority of (a) the outstanding shares of the Company’s common stock or (b) the combined voting power of the then outstanding voting securities of the Company which are entitled to elect a majority of the members of the Board of Directors; or (iii) the approval by the Company’s shareholders of a complete liquidation or dissolution of the Company; provided, however, that if an event that otherwise would constitute a Change of Control results from or arises out of a purchase or other acquisition of the Company, directly or indirectly, by a corporation or other entity in which the Executive has a greater than five percent (5%) direct or indirect equity interest (other than Babcock Power Inc., so long as, at the time of such purchase or other acquisition, the Executive is not an officer or director of Babcock Power Inc. or any of its affiliates), such event shall not constitute a Change of Control.

Section 2.7 Vacation. The Executive shall be entitled to four weeks of paid vacation per calendar year. The Executive may not roll over unused vacation time from year to year.

ARTICLE III

TERM OF EMPLOYMENT AND TERMINATION

Section 3.1 Term. The term of the Executive’s employment hereunder shall commence on the Commencement Date and shall continue indefinitely.

Section 3.2 Termination of Employment. The Executive’s employment hereunder may be terminated, at any time, by either party upon thirty days’ written notice; provided, however, that the Company may terminate the Executive’s employment immediately for Cause and the Executive may terminate his employment immediately with Good Reason. As used herein, the term “Cause” for termination of the Executive’s employment by the Company shall mean any of the following: (a) willful or gross misconduct (including fraud) that is materially harmful to the Company; (b) willful neglect of duties and responsibilities consistent with the terms of this Agreement that have been reasonably assigned to the Executive by the Board of Directors, which continues for a period of at least ten days after the Executive receives written notice thereof from the Board of Directors; or (c) conviction of the Executive of, or a plea of nolo contendere by the Executive to, a crime punishable by imprisonment; provided, however, that any action taken by the Executive in his capacity as an officer of the Company will not be deemed to constitute Cause even if subsequently determined to be criminal if, prior to taking such action, the executive consulted with the Board of Directors or the Company’s legal counsel and was advised that such action was permissable. As used herein, the term “Good Reason” for the Executive’s voluntary termination of his employment shall mean either of the following: (a) the Company’s failure to perform the terms of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and remedied by the Company promptly (but not later than ten days) after receiving written notice thereof from the Executive; (b) a material reduction in the Executive’s duties or responsibilities, including, without limitation, if the Executive is removed from, or not elected or re-elected, to the Board of Directors; or (c) a material reduction of the Base Salary.

In the event the Executive’s employment is terminated for any reason other than (i) by the Company for Cause or (ii) voluntarily by the Executive without Good Reason, the Executive shall be entitled to receive, in addition to any unpaid salary and accrued and unused vacation pay through the last day of the month in which such termination occurs, as the Executive’s sole and exclusive entitlement upon termination of his employment under such circumstances, (i) severance payments in the amount of $19,167 per month for a period of six months commencing on the first day of the month immediately following the date of termination, payable in accordance with the Company’s standard payroll and withholding policies and (ii) continuation of health insurance benefits as set forth in the following sentence. For a period of six months commencing on the first day of the month immediately following the date of termination of the Executive’s employment (other than termination (i) by the Company for Cause or (ii) voluntarily by the Executive without Good Reason) the Company shall keep in full force and effect all health insurance benefits afforded to the Executive at the time of the termination of his employment, which benefits shall be provided on terms identical to those provided to full time employees of the Company who are in good standing; provided, however, that the Company’s obligation to provide continuing health insurance benefits to the Executive shall terminate at such time as the Executive becomes eligible to receive from any other employer, at a cost to the Executive no greater than the cost that would have been borne by the Executive had he remained a full time employee of the Company, health insurance benefits with equivalent or better coverage.

Section 3.3 Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of the termination of the Executive’s employment the Executive is a “specified employee” (as such term is defined in Section 409A of the Internal revenue Code of 1986, as amended (the “Code”)) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the executive) until the date that is six months following the date of termination of the Executive’s employment (or the earliest date as is permitted under Section 409A of the Code without any accelerated or additional tax) and (ii) if any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be restructured, to the extent possible, in a manner, determined by the Compensation Committee, that is reasonably expected not to cause such accelerated or additional tax. Any payments deferred pursuant to the preceding sentence (other than deferred amounts that will continue to accrue earnings under the terms of the applicable deferral arrangement) shall be paid together with interest thereon at a rate equal to the applicable Federal rate for short-term instruments. For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code and references herein to the “termination of the Executive/s Employment” shall refer to the Executive’s separation from service with the Company within the meaning of Section 409A of the Code. To the extent any reimbursements or in-kind benefits due to the Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to the Executive in a manner consistent with Treas. Reg. 1.409A-3(i)(1)(iv). Additionally, to the extent that the Executive’s receipt of any in-kind benefits from the Company or its affiliates must be delayed pursuant to this Section 3.3 due to the Executive’s status as a “specified employee,” the Executive may elect to instead purchase and receive such benefits during the period in which the provision of benefits would otherwise be delayed by paying the Company (or its affiliates) for the fair market value of such benefits (as determined by the Company in good faith) during such period. Any amounts paid by the Executive pursuant to the preceding sentence shall be reimbursed to the Executive (with interest thereon) as described above on the date that is six months following the Executive’s separation from service. The company shall consult with the Executive in good faith regarding the implementation of the provisions of this Section 3.3; provided that neither the Company nor any of its employees or representatives shall have any liability to the Executive with respect thereto.

ARTICLE IV

COVENANTS

Section 4.1 Confidentiality and Non-Use of Proprietary Information. To protect the Company’s proprietary interest in the Company’s intellectual property and proprietary information and to protect the goodwill and value of the Company, the Executive hereby agrees that the Executive will preserve as confidential all Confidential Information pertaining to the Company’s business that has been or may be obtained or learned by him by reason of his employment or otherwise. The Executive will not, without the written consent of the Company either use for his own benefit or for the benefit of any third parties, either during the term of his employment hereunder or thereafter (except as required in fulfilling the duties of his employment), any Confidential Information pertaining to the business of the Company. As used herein, the term “Confidential Information” shall include without limitation any and all financial, cost and pricing information and any and all information contained in any drawings, designs, plans, proposals, customer lists, records of any kind, data, formulas, specifications, concepts or ideas related to the business of the Company. Confidential Information shall not include information which (a) is disclosed in a publication available to the public, is otherwise in the public domain at the time of disclosure, or becomes publicly known through no wrongful act on the part of the Executive, (b) is obtained by the Executive lawfully from a third party who is not under an obligation of secrecy to the Company and is not under any similar restrictions as to use, or (c) is generally disclosed to third parties by the Company without similar restrictions on such third parties. The Executive acknowledges that all documents, reports, files, analyses, drawings, designs tools, equipment, plans (including, without limitation, marketing and sales plans), proposals, customer lists, computer software or hardware, patents, license agreements, and similar materials that are made by him or come into his possession by reason of his employment by the Company are the property of the Company and shall not be used by him in any way adverse to the Company’s interests. The Executive will not cause any such documents or other things, or any copies, reproductions or summaries thereof, to by delivered to or used by any third party without the specific consent of the Company. The Executive will deliver to the Chairman of the Board of Directors, or his designee, upon demand, and in any event upon the termination of the Executive’s employment, all such documents and other things which are in the Executive’s possession or under his control. Notwithstanding anything to the contrary set forth in this Section 4.1, to the extent the Executive received Confidential Information of the Company’s subsidiary, ThermoEnergy Power Systems, LLC, a Delaware limited liability company (“TEPS”) or of its affiliate Babcock-Thermo Clean Carbon LLC (“BTCC”) pursuant to the Master Non-Disclosure Agreement dated as of February 25, 2009 by and among BTCC, the Company and certain other parties including Babcock Power, Inc. (“Babcock”), as supplemented by the written confidentiality agreement the Executive and Babcock (the “BTCC Confidentiality Agreements”), the terms of the BTCC Confidentiality Agreements shall govern the Executive’s possession and use of such Confidential Information.

Section 4.2 Non-Competition and Non-Solicitation. To protect the Company’s proprietary interest in the Company’s intellectual property and proprietary information and to protect the goodwill and value of the Company, the Executive hereby agrees that during his employment by the Company and, following the date on which his employment is terminated, for a period of (i) one year if the Executive’s employment is terminated by the Company for Cause or voluntarily by the Executive without Good Reason or (ii) six months if the Executive’s employment is terminated for any other reason (in either case, the “Non-Compete Term”), the Executive will not, individually, or in association or in combination with any other person or entity, directly or indirectly, as proprietor or owner, or officer, director or shareholder of any corporation, or as an employee, agent, independent contractor, consultant, advisor, joint venturer, partner or otherwise, whether or not for monetary benefit, except on behalf of the Company, solicit, sell to, provide services to, or assist the solicitation of, sale to, or providing to, or encourage, induce or entice any other person or entity to solicit, sell to or provide services to, any person or entity who is a customer of the Company or who, at any time within 18 months prior to the date of termination of the Executive’s employment, or whom the Company has, within six months prior to the date of such termination, solicited to become a customer of Company, for the purpose of (a) providing such customer with any product or service which directly competes with the products or services provided by the Company to such customer or is in substitution for or in replacement of such products or services; (b) altering, modifying or precluding the development of such customer’s business relationship with the Company; or (c) reducing the volume of business which such customer transacts with the Company. To further protect the Company’s proprietary interest in the Company’s intellectual property and proprietary information and to protect the goodwill of the Company (including the Company’s beneficial business relationships with the Company’s employees), the Executive hereby agrees that, during the Non-Compete Term, the Executive will not, individually or in association or in combination with any other person or entity, directly or indirectly, encourage, induce or entice any employee or independent contractor of the Company to terminate or modify such person’s or entity’s employment, engagement or business relationship with the Company or, without the prior written consent of the Company, hire or retain any employee or independent contractor then performing services for the Company to perform the same or substantially similar services.

Section 4.3 Scope of Covenants. The Executive agrees that the products and services of the Company can be, and are being designed and developed to be, manufactured, distributed and/or sold throughout the world. Consequently, the Executive and the Company agree that it is not possible to limit the geographic scope of the non-competition covenant contained in this Article IV to particular countries, states, cities or other geographic subdivisions. Further, the Executive agrees that the length of the Non-Compete Term is reasonable, in light of the position in which the Executive is being employed by the Company and the amount and duration of severance payments payable to him under this Agreement.

article v

GENERAL MATTERS

Section 5.1 Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts and shall be construed in accordance therewith.

Section 5.2 No Waiver. No provision of this Agreement may be waived except by an agreement in writing signed by the waiving party. A waiver of any term or provision shall not be construed as a waiver of any other term or provision.

Section 5.3 Amendment. This Agreement may be amended, altered or revoked at any time, in whole or in part, only by a written instrument setting forth such changes, signed by each of the parties.

Section 5.4 Benefit. This Agreement shall be binding upon the Executive and the Company, and shall not be assignable by either party without the other party’s written consent.

Section 5.5 Text to Control. The headings of articles and sections are included solely for convenience in reference. If any conflict between any heading and the text of this Agreement exists, the text shall control.

Section 5.6 Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions. On the contrary, such remaining provisions shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provisions had not been included in the Agreement.

Section 5.6 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive with respect to the Executive’s employment by the Company and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to such employment.

In Witness Whereof, the Company and the Executive have executed this Agreement as of the date first above written.

ThermoEnergy Corporation

/s/ James F. Wood	By: /s/ Cary G. Bullock
James F. Wood	Cary G. Bullock
Chairman of the Board of Directors

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